PHONE:   (202) 772-5932
FAX:     (202) 572-8437
EMAIL:   SABHARWAL@BLANKROME.COM




                                                                 August 9, 2005


VIA FACSIMILE AND VIA PDF

Corey Horowitz
Chairman & CEO
Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1028
New York, N.Y. 10022

            Re: Engagement Letter

Dear Corey:

     We look forward to representing Network-1 Security Solutions, Inc. ("Network-1") in connection with litigation involving the enforcement of United States Patent No. 6,218,930 (the "930 Patent"). We are pleased that you have selected us.

     1. The terms of this engagement letter and the attached Addendum (collectively, the "Agreement") will govern our representation of Network-1. Although Network-1 at this time has not made any decision to commence litigation against any other party other than D-Link Corporation and affiliated entities, in the event Network-1 elects to do so, the terms and provisions of this Agreement shall govern any such litigation. Upon the completion of our services with respect to the matters set forth herein, we hope that you will choose to engage our firm to perform additional services for Network-1. Absent an express written agreement to the contrary, the terms of our engagement set forth in this Agreement will apply to this matter and to other matters which we agree to undertake on your behalf. The terms of this engagement as provided in this Agreement may only be modified in writing signed by a partner of our firm and Network-1.

     2. Blank Rome LLP will represent Network-1 in accordance with this Agreement throughout the entirety of each litigation matter pertaining to the `930 Patent through judgment and appeal (including any declaratory judgment action initiated against Network-1 by a third party) as well as negotiation and preparation of license or other agreements with licensees pertaining to the `930 Patent. Blank Rome LLP's representation of Network-1 as provided

Corey Horowitz
August 9, 2005
Page 2

herein shall include defending the declaratory judgment action (including asserting counter-claims) commenced against Network-1 by PowerDsine which is pending in the United States District Court, Southern District of New York and work related to Network-1's Power Up Program including license agreements and other similar agreements with potential licensees. Our representation of Network-1 does not include any work before any agency, for example, the United States Patent and Trademark Office, or any related or unrelated corporate, tax, securities, contracting, transaction, or other services. Blank Rome LLP agrees to represent Network-1 with respect to litigation against any one or more of the Designated Parties (as defined below) pertaining to the `930 Patent upon completion of its analysis that the Designated Party (ies) infringes the `930 Patent. The parties hereto shall use good faith efforts to mutually agree on the timing and sequence of litigation against any of the Designated Parties. Blank Rome LLP has cleared conflicts with respect to D-Link Corporation (including its affiliates) and PowerDsine and shall clear conflicts with respect to all Designated Parties to be mutually agreed to by Blank Rome LLP and Network-1 as referenced below. Blank Rome LLP will provide services to Network-1 in accordance with this Agreement on a full contingency-fee basis (except for expenses as noted below) and, accordingly, will not bill Network-1 on an hourly basis for its services except for services for any potential ITC proceeding as referenced in paragraph 5 hereof. As compensation for the services Blank Rome LLP provides to Network-1 on a full contingency-fee basis (except as noted herein) in accordance with the terms of this Agreement, Blank Rome LLP will receive a percentage of all consideration, after deducting all expenses and disbursements paid by Network-1 as provided herein, actually received by Network-1 (including any party that Network-1 directs payment of its consideration to) from D-Link Corporation (including affiliated entities) and certain potential licensees to be mutually agreed in writing by Network-1 and Blank Rome LLP (collectively, the "Designated Parties" or a "Designated Party"), as the result of any licensing of the `930 Patent, or any monetary or non-monetary settlement, award or judgment in any proceeding (including a declaratory judgment action instituted by any Designated Party) involving the `930 Patent (the "Net Consideration"), as follows:

          (a) If a Designated Party enters into an agreement with Network-1 prior to the commencement of litigation (i.e., filing a complaint) by Blank Rome LLP, on behalf of Network-1, against or by such Designated Party with respect to the 930 Patent, then Network-1 shall pay Blank Rome LLP 10% of all Net Consideration resulting from that agreement or license. No payments shall be made with respect to any Designated Party which Blank Rome LLP has a current, non-waivable conflict and consequently against which Blank Rome LLP cannot initiate litigation; and

          (b) With respect to Blank Rome LLP's representation of Network-1 in litigation against any Designated Party (either as plaintiff or as defendant in a declaratory action exclusive of an ITC action in accordance with paragraph 5 hereof) on a full contingency basis pursuant to the terms of this Agreement, Network-1 shall pay Blank

Corey Horowitz
August 9, 2005
Page 3

     Rome LLP the following percentages of all Net Consideration received in connection with such litigation matter:

               (i) 12.5% if settlement is reached after the filing of a complaint but prior to the service or receipt of written discovery;

               (ii) 15% if settlement is reached after the service or receipt of written discovery but prior to taking or defending a deposition;

               (iii) 20% if settlement is reached after taking or defending a deposition but prior to commencement of a Markman hearing or drafting of summary judgment briefing;

               (iv) 25% if settlement is reached after the commencement of a Markman hearing or drafting of summary judgment briefing but prior to the conclusion of trial; and

               (v) 35% if settlement or judgment is reached after conclusion of trial.

     3. With respect to any party who is neither a plaintiff or defendant in an action commenced by or against Network-1 in which Blank Rome represents Network-1 nor a Designated Party, Blank Rome LLP shall receive, during the period of the Network-1's Power Up Licensing Program, 5% of any Net Consideration, after deducting all expenses and disbursements paid by Network-1 (to the extent that such expenses and/or disbursements have not been previously deducted) actually received by Network-1 from such a party who takes a license from Network-1 as part of its Power Up Licensing Program.

     4. Network-1 will promptly reimburse Blank Rome LLP on a current monthly basis for all expenses and disbursements it incurs in its representation hereunder including, but not limited to, filing fees; court reporters; expert witness(es) fees and expenses; local counsel; on-line services; travel expenses; and telephone, copying and word-processing expenses, as noted in the attached Addendum to this Letter ("Expenses and Disbursements"). Blank Rome LLP will confer with Network-1 before incurring any single expense in excess of $1000. Blank Rome LLP has provided Network-1 with an estimate from Potter Minton, P.C., local counsel, of the legal fees to be charged by local counsel at various stages of litigation. Network-1 will be required to pay local counsel directly. All worked to be performed by Potter Minton, P.C. will be authorized by Blank Rome LLP. Prior to allocating work to Potter Minton, P.C., Blank Rome LLP will advise Network-1 and Blank Rome LLP will only allocate work to Potter Minton, P.C. on an as-needed basis and will take reasonable steps to minimize the expenses of local counsel. Expenses and Disbursements will be billed monthly and are payable upon presentation. We request that you pay all statements promptly after receipt, but in any event, no later than thirty (30) days after the date of the issuance reflected on our statements. We are entitled to interest of

Corey Horowitz
August 9, 2005
Page 4

1% per month on the total amounts of invoices that are not paid within thirty days (or at a lower interest rate, if such is required by applicable law). If any balance of the advance payment is remaining after our final statement, we will refund the balance to you.

     5. In the event that Network-1 decides to institute an investigation against no more than two of the Designated Parties at the International Trade Commission ("ITC"), it shall do so only after consultation with Blank Rome LLP. If Network-1 is able to engage another law firm upon better terms than provided by Blank Rome as provided below, it shall offer Blank Rome a right of first refusal to represent Network-1 with respect to such action upon the same terms as the other law firm would undertake such work. The terms upon which Blank Rome LLP agrees to represent Network-1 at the ITC are as follows: Network-1 will be responsible for all fees to be billed monthly on an hourly basis based upon the Blank Rome LLP then current hourly rates and expenses of such ITC action in an amount not to exceed $1.0 million, payable in monthly installments not to exceed $75,000 with a retainer in advance of filing to be mutually agreed upon by the parties. In addition to the aforementioned hourly fees and expenses, Blank Rome LLP shall be paid the percentages of Net Consideration with respect to any settlement achieved with respect to Designated Parties which are part of the ITC proceeding in accordance with paragraph 2(b) hereof with a credit to Network-1 for all fees paid by Network-1 to Blank Rome LLP based on hourly rates and expenses up to $1.0 million as provided in this paragraph 5. Nothing under this paragraph 5 shall affect Blank Rome's right to receive during the term of this Agreement the percentages of Net Consideration or Sale Proceeds, as the case may be, in accordance with paragraphs 2(a), 2(b), 3 and 6 hereof.

     6. In the event that during the term of this Agreement Network- 1 elects to assign, transfer or sell all of its right, title and interest in the `930 patent (the "Patent Sale"), Blank Rome LLP will receive a percentage of all such sales proceeds (the "Sale Proceeds") up to a maximum payment of $12.5 million to Blank Rome LLP pursuant to this Section 6, after deducting all Expenses and Disbursements paid by Network-1 (to the extent that such Expenses and Disbursements have not been paid out previously), as provided herein, actually received by Network-1 from the Patent Sale, as follows:

          (a) If the Patent Sale is consummated with a Designated Party who is then litigating (either as a plaintiff or defendant in an action in which Blank Rome LLP represents Network-1) the `930 patent against Network-1 prior to the closing of the Patent Sale, Blank Rome LLP shall receive the consideration set forth in paragraph 2(b) hereof;

          (b) If the Patent Sale is consummated with a Designated Party who is not then litigating (either as a plaintiff or defendant in an action in which Blank Rome LLP represents Network-1) the `930 patent against Network-1 prior to the closing of the Patent Sale, Blank Rome LLP shall receive the greater of: (i) 5% of the Sale Proceeds, or (ii) 2 times Blank Rome LLP's fees based on its standard hourly rates incurred as of the

Corey Horowitz
August 9, 2005
Page 5

     closing of the Patent Sale in any then existing litigation(s) with respect to the `930 patent; and

          (c) If the Patent Sale is consummated with a party who is neither a plaintiff or defendant in an action commenced by Blank Rome LLP on behalf of Network-1, nor a Designated Party, Blank Rome shall receive the greater of: (i) 1.5% of the Sales Proceeds; or (ii) 2 times Blank Rome LLP's hourly fees incurred as of the closing of the Patent Sale in any then-existing litigation(s) with a Designated Party with respect to the `930 patent.

     7. Blank Rome LLP shall receive its percentage of Net Consideration in accordance with paragraph 2(a), 2(b), 3 and 6 hereof at the same time and in the same manner as such Net Consideration or Sale Proceeds, as the case may be, is actually received by Network-1 (or any party it directs payment to). In the event that Network-1 receives non-monetary Net Consideration or Sale Proceeds which is otherwise subject to paragraphs 2(a), 2(b), 3, or 6, the determination of the value of such non-monetary Net Consideration shall be based on the fair market value of such non-monetary Net Consideration actually received by Network-1 (or any party that Network-1 directs payment to). If Blank Rome LLP and Network-1 are unable to agree on the fair market value of such non-monetary Net Consideration, the procedures provided in paragraph 8 hereof shall apply to the resolution of the fair market value of such non-monetary Net Consideration.

     8. With respect to any dispute arising solely and exclusively under paragraph 7 of this Agreement, the parties shall resolve any such dispute before a panel of three arbitrators in accordance with the Arbitration Rules of the American Arbitration Association ("AAA"), in New York, NY. Upon receipt of notice of a dispute, the parties shall have 30 days to attempt to negotiate a resolution. Failing that, the party providing the notice of dispute shall, within 15 days after the end of such 30 day period, file a notice of arbitration. Each party shall be entitled to reasonable discovery and an opportunity to put on evidence before the panel. The panel shall issue an award within 30 days after close of the arbitration hearing and shall be authorized to award compensatory damages and costs and expenses to the prevailing party. There shall be no award of punitive damages. The award issued shall be enforceable in any court of competent jurisdiction in the State of New York, County of New York.

     9. We request that you pay all statements promptly after receipt, but in any event, no later than thirty (30) days after the date of the issuance reflected on our statements. We are entitled to interest of 1% per month on the total amounts of invoices that are not paid within thirty days (or at a lower interest rate, if such is required by applicable law). If any balance is remaining after our final statement, we will refund the balance to you.

     10. This Agreement may be terminated by either party upon thirty days prior written notice; provided, that, such termination by Blank Rome LLP and withdrawal of its representation

Corey Horowitz
August 9, 2005
Page 6

of Network-1 shall be only as permitted by the Addendum to this Letter, and if permitted by law and the Code of Professional Responsibility. If at the time of such termination and withdrawal, Blank Rome LLP is counsel of record for Network-1 in any litigation, such termination is only effective if Blank Rome LLP is permitted to withdraw by the Court, but you agree to promptly find replacement counsel and to sign any petitions or other documents to permit Blank Rome LLP to withdraw. If Network-1 elects to terminate this Agreement, Network-1 will compensate Blank Rome LLP under paragraph 2(a) at a reduced percentage of 5% of Net Consideration actually received from parties with whom Blank Rome LLP has not commenced litigation against (or defended) on behalf of Network-1, provided, that such parties are limited to those with whom Network-1, or any party acting through or on behalf of Network-1, had substantive licensing or settlement discussions related to the 930 Patent during the course of this Agreement and entered into a license agreement, settlement agreement or similar agreement providing for Net Consideration within the 12 month period following such termination (except as to those Designated Parties with which Blank Rome LLP has a non-waivable conflict and consequently against whom Blank Rome LLP could not have initiated litigation). In addition if Net Consideration is actually received by Network-1 (or any entity to which Network-1 directs payment of its consideration to) following litigation against a Designated Party in which Blank Rome LLP represented Network-1 at the time of termination and was substituted as counsel, Blank Rome LLP shall be entitled to, as compensation, the pro rata share of the Net Consideration based on the hourly time charges provided by Blank Rome LLP and the hourly time charges provided by substitute counsel, as first payment out of any Net Consideration received by Network-1.

     Subject to the foregoing, Network-1 may terminate this contingency agreement following resolution of the initial litigation against any of the Designated Parties and elect, at its sole discretion, to pay Blank Rome LLP on an hourly basis based upon its standard hourly rates with respect to a subsequent action against any of the Designated Parties. Network-1 understands and agrees that its decision to convert from a contingency arrangement to an hourly arrangement with respect to any Designated Party must occur prior to institution of such an action against that Designated Party, and does not affect in any way Blank Rome LLP's ability to recoup any Net Consideration from any Designated Party in accordance with paragraph 2(a) hereof.

     If you wish to engage us in this representation, please indicate your consent to the foregoing by signing and dating this letter where indicated below and returning it to us promptly for our respective files.

Corey Horowitz
August 9, 2005
Page 7

     On behalf of Blank Rome LLP, I thank you for the privilege of representing Network-1 and look forward to serving your interests.


                                                      Very truly yours,

                                                      /s/ H. Keeto Sabharwal
                                                      -------------------------
                                                      H. Keeto Sabharwal


Accepted and Agreed
-------------------

Network-1 Security Solutions, Inc.



By: /s/ Corey M. Horowitz
    ------------------------------
    Corey M. Horowitz, Chairman and CEO

                          ADDENDUM TO ENGAGEMENT LETTER
                          -----------------------------

The policies and practices set forth below apply to our engagement as your counsel:

1. Scope of Representation.

Unless otherwise agreed to in writing or we specifically undertake such additional representation at your request, we represent only the client named in the engagement letter. If our engagement is limited to a specific matter or transaction, and we are not engaged to represent you in other matters, our attorney-client relationship will terminate upon the completion of our services with respect to such matter or transaction whether or not we send you a letter to confirm the termination of our representation.

2. Disbursements and Other Charges.

In accordance with the terms of our engagement letter, we will be entitled to payment or reimbursement for disbursements and other charges incurred in performing services such as photocopying, messenger and delivery, overnight delivery and air freight, computerized research, videotape recording, travel (including mileage, parking, air fare, lodging, meals, and ground transportation), long distance telephone, telecopying, word processing in special circumstances, court costs, and filing fees. To the extent we directly provide any of these services, we reserve the right to adjust the amount we charge at any time or from time to time, and the charge will approximate our cost. Unless special arrangements are made, fees and expenses of consultants and professionals (such as experts, investigators, witnesses, and court reporters) and other large disbursements will not be paid by our firm and will be the responsibility of, and billed directly to, you or you will be asked to advance to us an estimate of those costs.

3. Conflicts of Interest.

It is unavoidable that from time to time conflicts of interest develop between or among our clients, or between clients, or former clients, and prospective clients we wish to represent. In these situations, we are required, if we are authorized to do so, to disclose the conflicts to our clients, former clients and prospective clients and consult with them and to obtain the clients' or former clients' consents before we may proceed. We wish to confirm that you agree that you will promptly and in good faith consider our requests for a consent.

4. Termination

Blank Rome LLP reserves the right upon thirty days notice to cease performing work and to withdraw from the representation (a) with your consent, (b) for good cause, or (c) for any other reason permitted by law. Good cause may include your failure to honor the terms of the engagement letter, your failure to pay amounts billed in a timely manner, your failure to furnish deposits for fees and costs or to otherwise provide a requested advance for fees and costs, or any fact or circumstance that would, in our view, impair an effective attorney-client relationship or would render our continuing representation unlawful, unethical or unreasonably burdensome. If we elect to do so, you must take all steps necessary to free us of any obligation to perform further, including the execution of any documents (including forms for substitution of counsel) necessary to complete our withdrawal, and we will be entitled to be paid in accordance with terms and provisions of our written engagement letter for our services rendered and disbursements and other charges made or incurred on your behalf prior to the date of withdrawal.

5. Record Retention.

At the conclusion of a matter we often undertake to review the file and discard extra copies of documents and send the balance of the file on that matter to an offsite facility for storage at our expense, unless a client requests us to deliver the files to it. To minimize the file storage expense, we reserve the right, subject to your contrary direction, to retain files for only five years and to destroy all older files to the extent practicable; provided that estate planning files and trademark and patent files are retained, and we use our reasonable efforts to review old files and retain original legal instruments such as notes, leases, mortgages, deeds, stock certificates, marital equitable distribution agreements and other items of obvious value. If you wish to handle the disposition of files in a different manner, please let us know. Otherwise, we will proceed as set forth above.

6. Electronic Mail and Other Communications.

In the course of our representation of you, we have a duty to preserve the confidentiality of our communications with you and other information relating to the representation. However, you and we need to recognize that all means of communication are, to some degree, susceptible to misdirection, delay or interception. E-mail and cellular telephone communications present special risks of inadvertent disclosure. However, because of the countervailing speed, efficiency, and convenience of these methods of communication, we have adopted them as part of the normal course of our operations. Unless you instruct us to the contrary, we will assume that you consent to our use of e-mail and cell phone communications in representing you.

7. Insurance.

You agree to determine whether any insurance coverage is or may be available with respect to the subject matter of the engagement and to provide notice to any insurer that may provide coverage. If an insurer pays any portion of our charges, you agree that you will remain responsible for payment of any amounts billed by us but not paid by the insurer, unless we have agreed otherwise in writing.

8. Written Advices Regarding Federal Tax Issues

Whenever we provide you with written advice concerning the Federal tax treatment of an item of income, gain, loss, deduction or credit, the existence or absence of a taxable transfer of property, or the value of property for Federal tax purposes, we are subject to stringent requirements imposed by the United States Treasury Department on all tax practitioners, including attorneys.

These rules cover much more than formal legal opinions and may apply to any writing relating to any Internal Revenue Code matter, including communications via e-mail and fax. IF WE FAIL TO COMPLY WITH THESE RULES, WE MAY (UNDER CERTAIN CIRCUMSTANCES) BE SUSPENDED OR DISBARRED FROM PRACTICE BEFORE THE INTERNAL REVENUE SERVICE, BE PUBLICLY CENSURED OR FINED (TO THE EXTENT THAT THE SECRETARY OF TREASURY PROMULGATES REGULATIONS REQUIRING ANY SUCH FINES OR PENALTIES). Therefore, if during the course of this engagement, we provide written advice regarding any arrangement the principal purpose of which is the avoidance or evasion of any tax imposed by the Internal Revenue Code, such writing must comply with the rigorous standards of review and disclosure (including enhanced factual and legal due diligence) which are now required by the Treasury Department. If tax avoidance is not the principal purpose of an arrangement but is a significant purpose, our written advice must also adhere to the same rules, unless we include a prominent disclosure stating that the writing was not intended or written by us to be used, and it cannot be used by you or anyone else for the purpose of avoiding taxpayer penalties. It is for this reason that certain written communications to you, including emails and faxes, will contain the following disclosure statement: "ANY FEDERAL TAX ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU OR ANY OTHER PERSON, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE INTERNAL REVENUE CODE. THIS DISCLOSURE IS MADE IN ACCORDANCE WITH THE RULES OF TREASURY DEPARTMENT CIRCULAR 230 GOVERNING STANDARDS OF PRACTICE BEFORE THE INTERNAL REVENUE SERVICE. ANY WRITTEN STATEMENT CONTAINED HEREIN RELATING TO ANY FEDERAL TAX TRANSACTION OR MATTER MAY NOT BE USED BY ANY PERSON WITHOUT OUR EXPRESS PRIOR WRITTEN PERMISSION TO SUPPORT THE PROMOTION OR MARKETING OF OR TO RECOMMEND ANY FEDERAL TAX TRANSACTION(S) OR MATTER(S) ADDRESSED HEREIN. NO ADVICE CONTAINED HEREIN MAY BE RELIED UPON OR UTILIZED BY ANY PERSON FOR ANY PURPOSE EXCEPT AS EXPRESSLY AND AFFIRMATIVELY STATED HEREIN WITHOUT THE PRIOR WRITTEN CONSENT IN EACH INSTANCE OF A PARTNER OF THIS FIRM."